Exhibit 10.6

AB PRIVATE CREDIT INVESTORS CORPORATION

405 Colorado Street, Suite 1500

Austin, Texas 78701

December 18, 2025

ABPCI Private Funding II LLC

c/o Alliance Bernstein

405 Colorado Street, Suite 1500

Austin, Texas 78701

Natixis, New York Branch, as Administrative Agent

1251 Avenue of the Americas

New York, New York 10020

Versailles Assets LLC, as Affected Lender

c/o Global Securitization Services LLC

68 South Service Road, Suite 120

Melville, New York 11747

Re: Retention of Net Economic Interest

1. This letter is being delivered in connection with the Amended and Restated Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among ABPCI Private Funding II LLC, as borrower (the “Borrower”), the Lenders referred to therein, Natixis, New York Branch, as administrative agent (in such capacity, the “Administrative Agent”), U.S. Bank Trust Company, National Association, as collateral agent and collateral administrator, and U.S. Bank National Association, as custodian. Pursuant to the terms of the Credit Agreement, AB Private Credit Investors Corporation (the “Retention Provider”) will continue to act as retention provider for the purposes of the EU Securitisation Regulation and the UK Securitisation Framework. All capitalized terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement.

2. It is acknowledged that clause (vii) of the definition of “Eligibility Criteria” in the Credit Agreement provides for the following requirement to be satisfied as of the date of each acquisition or origination of a debt obligation (including in connection with a substitution pursuant to Section 10.1(b) of the Credit Agreement): “(vii) the EU/UK Origination Requirement will be satisfied with respect thereto;” where “EU/UK Origination Requirement” means “the requirement which will be satisfied if, on any Origination Measurement Date, (a) the Aggregate Principal Balance of all Collateral Loans in respect of which the Retention Provider is acting as an “originator” for the purpose of the EU/UK Securitisation Laws divided by (b) the Aggregate Principal Balance of all Collateral Loans and Eligible Investments that represent Principal Proceeds owned by the Borrower (including any Collateral Loans and Eligible Investments that represent Principal Proceeds that the Borrower has made a binding commitment to acquire), is greater than 50%”.

3. The Retention Provider hereby agrees and confirms for the benefit of the Borrower, the Administrative Agent and each Affected Lender for so long as any Obligation remains outstanding and the EU Securitisation Regulation or the UK Securitisation Framework require:

a.

that it has retained at all times since the Closing Date (after giving effect to the transactions pursuant to the Master Transfer Agreement), and irrevocably and unconditionally undertakes that it will continue to directly retain as originator for the purposes of the EU Securitisation

Regulation and the UK Securitisation Framework (as in effect on the date hereof), on an ongoing basis, a material net economic interest in the securitisation position comprised by the Loans and the membership interests in the Borrower which, in any event, shall not be less than 5% of the nominal value of the Collateral Loans and Eligible Investments that constitute Principal Proceeds (or such lower amount, including 0%, as a result of amendment, repeal or otherwise if each of the Administrative Agent and each Affected Lender agrees in writing that such lower amount (i) is required or permitted under the EU Securitisation Regulation and the UK Securitisation Framework (in each case as in effect on the date hereof) and (ii) complies with its internal retention requirement policies, the “EU/UK Retained Amount”) (such requirement, the “Retention Requirement”);

b.

that it will retain the EU/UK Retained Amount in the form specified in Article 6(3)(d) of the EU Securitisation Regulation and Article 6(3)(d) of Chapter 2 of the PRASR and SECN 5.2.8R(1)(d) (in each case, as in effect as of the Closing Date) in the form of its membership interests in the Borrower under the LLC Agreement, being the first loss tranche and having the same or a more severe risk profile than those transferred or sold to investors, in a nominal amount at least equal to 5% of the nominal value of the Collateral Loans and Eligible Investments that constitute Principal Proceeds;

c.

that its retention of the EU/UK Retained Amount will be measured at the origination (being the occasion of each origination or acquisition of a Collateral Loan or Eligible Investment that constitutes Principal Proceeds by the Borrower) and shall be maintained on an ongoing basis (which EU/UK Retained Amount may be recalculated when the nominal value of the Collateral Loans and Eligible Investments that constitute Principal Proceeds is reduced by means of repayments, prepayments, dispositions or otherwise);

d.

that the EU/UK Retained Amount shall not be subject to any credit risk mitigation or any short positions or any other hedge, unless permitted by the EU Securitisation Regulation and the UK Securitisation Framework, as applicable, and shall not be sold;

e.	that it established the transaction contemplated by the Credit Agreement and the other Loan Documents;

f.

that it, either itself or through related entities (including the Borrower), directly or indirectly, was involved or will be involved in negotiating the original agreements which created or will create over 50% (measured by total nominal amount) of all the Collateral Loans acquired (or committed to be acquired) by the Borrower, such percentage being calculated in accordance with clause (vii) of the definition of “Eligibility Criteria” in the Credit Agreement; provided, however, that any failure to comply with this requirement is not and shall not be an Event of Default under and as defined in the Credit Agreement if cured (which may be by purchasing Collateral Loans in compliance with clause (vii) of the definition of “Eligibility Criteria”) within 30 days of receipt of notice or the date on which a Senior Authorized Officer of the Borrower obtains actual knowledge of such failure to comply;

g.	that in relation to every Collateral Loan that has been or will be sold or transferred to the Borrower by it, that:

i.

in its assessment based upon the information available to it and as an entity established outside the European Union and the United Kingdom, the criteria applied in the original credit-granting for such Collateral Loan are as sound and well-defined as the criteria applied by it to non-securitised obligations; and

ii.

In its assessment, based on the information available to it and as an entity established outside the European Union and the United Kingdom, it will, subject to the standard of care it applies with respect to the selection of assets held on its own balance sheet, use reasonable commercial efforts to not select Collateral Loans to be transferred by it to the Borrower with the aim of rendering losses on such Collateral Loans transferred to the Borrower higher than the losses over the same period on comparable assets held on its balance sheet;

h.

that it represents, as at the Closing Date, and will be deemed to represent on a continuous basis for so long as any Obligation remains outstanding, that (as of the time of such representations or deemed representations) it is not an entity that has been established or that operates for the sole purpose of securitising exposures;

i.

that it will confirm in writing its continued compliance with the requirements set forth in clauses (a) through (h) above to the Borrower (who shall furnish such information to the Administrative Agent for distribution to each Affected Lender):

i.	on a monthly basis pursuant to Section 5.1(l)(iii) of the Credit Agreement (concurrent with the delivery of each Collateral Report);

ii.

upon any written request therefor by or on behalf of the Borrower or any Affected Lender delivered as a result of a material change in (x) the performance of the Loans, (y) the risk characteristics of the transaction, or (z) the Collateral Loans and/or the Eligible Investments from time to time, pursuant to Section 5.1(l)(iv) of the Credit Agreement; and

iii.	promptly upon the Borrower and/or the Retention Provider becoming aware of any material breach of the obligations included in any Loan Document, pursuant to Section 5.1(l)(v) of the Credit Agreement;

j.

that it will, promptly following a request by any Affected Lender, provide a refreshed letter in substantially the form of this letter in connection with a material amendment of any Loan Document or any increase in the Commitments after the Closing Date, in each case where the Borrower has received a request for the same from an Affected Lender pursuant to Section 5.1(l)(i) of the Credit Agreement;

k.

that it will, promptly on becoming aware of the occurrence thereof, provide a written notice to the Borrower of any failure to satisfy the Retention Requirement at any time pursuant to Section 5.1(l)(ii) of the Credit Agreement; and

l.

that it will, promptly following a request by an Affected Lender, provide such additional information as such Affected Lender may reasonably request in order for such Affected Lender to comply with the EU Securitisation Regulation or the UK Securitisation Framework, as applicable, which is either in the possession of the Retention Provider or can be obtained at no material cost to the Retention Provider.

4. The Retention Provider hereby agrees and confirms that it has at all times prior to the date hereof remained the 100% owner of all the membership interests in the Borrower under the LLC Agreement.

5. As used in this letter, (a) the terms “material net economic interest”, “originator”, “securitisation position”, “ongoing basis”, “nominal value” and “sole purpose of securitizing exposures” shall have the meanings and interpretations given thereto in the EU Securitisation Regulation and/or the UK Securitisation Framework (as applicable) and (b) the following terms shall have the following respective meanings:

“Affected Lender” shall mean any EU Affected Lender or any UK Affected Lender;

“EU Affected Lender” shall mean a Lender which is an “institutional investor” as such term is defined in Article 2(12) of the EU Securitisation Regulation;

“EU Securitisation Regulation” shall mean Regulation (EU) 2017/2402 relating to a European framework for simple, transparent and standardised securitisation (as amended by Regulation (EU) 2021/557 of the European Parliament and of the Council of March 31, 2021 and from time to time), including any regulatory technical standards, implementing technical standards and any official guidance published in relation thereto by the European Supervisory Authorities and/or the European Commission, and any implementing laws or regulations;

“UK Affected Lender” shall mean a Lender which is an “institutional investor” as such term is defined in the UK Securitisation Framework; and

“UK Securitisation Framework” shall mean (i) the Securitisation Regulation 2024 (SI 2024/102), (ii) the Securitisation Sourcebook (“SECN”) of the Financial Conduct Authority (“FCA”) Handbook, published by the FCA, (iii) Securitisation Part of the Prudential Regulation Authority (the “PRA”) Rulebook, published by the PRA (the “PRASR”) and (iv) the relevant provisions of the Financial Services and Markets Act 2000, in each case, as amended or supplemented or replaced from time to time.

6. This letter shall not be assignable by the Retention Provider without the prior written consent of the Borrower, the Administrative Agent and each Affected Lender. Subject to Section 12.5 of the Credit Agreement, this letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Retention Provider, the Borrower, the Administrative Agent and each Affected Lender. This letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This letter supersedes all prior understandings, whether written or oral, between us with respect to the matters set forth herein.

7. The Retention Provider hereby agrees and consents to, and acknowledges and agrees to be bound by, the provisions set forth in Section 12.20 of the Credit Agreement.

8. THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. Each of the parties hereto and, by its acceptance hereof, each addressee of this letter hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

9. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS LETTER.

10. Each of the parties hereto hereby acknowledges and agrees that the obligations of each other party hereunder will be solely the corporate obligations of such party, and that no party hereto will have any recourse to any of the managers, directors, officers, employees, partners, members, equity holders or Affiliates of any other party hereto with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby.

11. This letter amends and restates that certain retention of net economic interest letter dated as of April 21, 2025, by the Retention Provider for the benefit of the Borrower, the Administrative Agent and each Affected Lender.

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Very Truly Yours,

AB PRIVATE CREDIT INVESTORS CORPORATION

By:	/s/ Christopher Terry
Name:	Christopher Terry
Title:	Vice President

Acknowledged and agreed by:

ABPCI PRIVATE FUNDING II LLC, as Borrower

By:	AB Private Credit Investors Corporation, its designated manager

By:	/s/ Christopher Terry
Name: Christopher Terry
Title: Vice President

[Signature page to Retention Letter]

Consented to by:

NATIXIS, NEW YORK BRANCH, as Administrative Agent

By:	/s/ Frederic Bouley
Name:	Frederic Bouley
Title:	Director

By:	/s/ Amy Kim
Name:	Amy Kim
Title:	Vice President

[Signature page to Retention Letter]

Consented to by:

VERSAILLES ASSETS LLC, as Affected Lender

By:	/s/ David V. DeAngelis
Name:	David V. DeAngelis
Title:	Vice President

By:	/s/ Damian A. Perez
Name:	Damian A. Perez
Title:	Vice President

[Signature page to Retention Letter]